Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Kevin J. Goodwin Senior Director, Investor Relations Irelations@buckeye.com (800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS 2013 FIRST QUARTER RESULTS; INCREASES

QUARTERLY CASH DISTRIBUTION

HOUSTON, May 3, 2013 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) today reported net income attributable to Buckeye’s unitholders for the first quarter of 2013 of $89.3 million, or $0.86 per diluted unit, compared to net income attributable to Buckeye’s unitholders for the first quarter of 2012 of $52.0 million, or $0.54 per diluted unit. Buckeye’s Adjusted EBITDA (as defined below) for the first quarter of 2013 was $158.8 million compared with Adjusted EBITDA of $115.0 million for the first quarter of 2012. Operating income for the first quarter of 2013 was $119.1 million compared to $80.7 million for the first quarter of 2012.

“During the first quarter of 2013, we continued to generate excellent financial results, primarily due to the performance of our Pipelines & Terminals segment, which benefitted from the strong contribution from our terminal operations,” stated Clark C. Smith, President and Chief Executive Officer. “We also placed an additional 1.6 million barrels of leased storage capacity into service at BORCO during the quarter, and realized improved performance in the Energy Services segment.” Mr. Smith further noted, “As a result of Buckeye’s exceptional results over the past three quarters and the positive outlook we have for future periods, we are pleased to announce an increase in our quarterly cash distribution.”

With regard to the two orders issued by the Federal Energy Regulatory Commission (“FERC”) in February related to ongoing proceedings involving one of Buckeye’s operating subsidiaries, Buckeye Pipe Line Company, L.P., Mr. Smith stated, “We are pleased with FERC’s confirmation of our current tariff rates and to have further clarity regarding the ratemaking methodology to be followed in both competitive and non-competitive markets. We are in active settlement discussions with respect to the ongoing complaint regarding transportation of jet fuel to the New York City airports.”

Buckeye announced today that its general partner declared a cash distribution of $1.05 per limited partner (“LP”) unit for the quarter ended March 31, 2013. Class B unitholders will not receive a distribution of cash, but instead will be issued additional Class B units pursuant to Buckeye’s partnership agreement. The distribution will be payable on May 31, 2013 to unitholders of record on May 16, 2013. This cash distribution represents a 1.2% percent increase over the $1.0375 per LP unit distribution declared for the first quarter of 2012. Buckeye has paid cash distributions in each quarter since its formation in 1986.

Buckeye will host a conference call with members of executive management today, May 3, 2013, at 11:00 a.m. Eastern Time. To access the live Webcast of the call, go to http://investor.shareholder.com/media/eventdetail.cfm?eventid=112129&CompanyID=AMDA-QJUY2&e=1&mediaKey=D17492E652916DA0EAD3A8A9634A6324 ten minutes prior to its start. Interested parties may participate in the call by dialing 877-870-9226. A replay will be archived and available at this link until June 30, 2013, and the replay also may be accessed by dialing 800-585-8367 and entering conference ID 35684636.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership that owns and operates one of the largest independent liquid petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 6,000 miles of pipeline. Buckeye also owns more than 100 liquid petroleum products terminals with aggregate storage capacity of over 70 million barrels. In addition, Buckeye operates and/or maintains third-party pipelines under agreements with major oil and chemical companies, owns a high-performance natural gas storage facility in Northern California, and markets liquid petroleum products in certain regions served by its pipeline and terminal operations. Buckeye’s flagship marine terminal in The Bahamas, BORCO, is one of the largest crude oil and petroleum products storage facilities in the world, serving the international markets as a premier global logistics hub. More information concerning Buckeye can be found at www.buckeye.com.

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Adjusted EBITDA and distributable cash flow are measures not defined by GAAP. Adjusted EBITDA is the primary measure used by our senior management, including our Chief Executive Officer, to (i) evaluate our consolidated operating performance and the operating performance of our business segments, (ii) allocate resources and capital to business segments, (iii) evaluate the viability of proposed projects, and (iv) determine overall rates of return on alternative investment opportunities. Distributable cash flow is another measure used by our senior management to provide a clearer picture of Buckeye’s cash available for distribution to its unitholders. Adjusted EBITDA and distributable cash flow eliminate (i) non-cash expenses, including, but not limited to, depreciation and amortization expense resulting from the significant capital investments we make in our businesses and from intangible assets recognized in business combinations, (ii) charges for obligations expected to be settled with the issuance of equity instruments, and (iii) items that are not indicative of our core operating performance results and business outlook.

Buckeye believes that investors benefit from having access to the same financial measures used by senior management and that these measures are useful to investors because they aid in comparing Buckeye’s operating performance with that of other companies with similar operations. The Adjusted EBITDA and distributable cash flow data presented by Buckeye may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies. Please see the attached reconciliations of each of Adjusted EBITDA and distributable cash flow to net income.

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This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control. Among them are (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminal, and storage assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of refined petroleum products and the value of natural gas storage services, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits, (x) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits, and (xi) an unfavorable outcome with respect to the proceedings pending before the FERC regarding Buckeye Pipe Line Company, L.P.’s transportation of jet fuel to the New York City airports. You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012, for a more extensive list of factors that could affect results. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

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This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Buckeye’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Buckeye’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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BUCKEYE PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenue:
Product sales	$1,069,217	$1,027,888
Transportation and other services	275,744	231,551

Total revenue	1,344,961	1,259,439

Costs and expenses:
Cost of product sales and natural gas storage services	1,073,693	1,031,485
Operating expenses	97,357	97,218
Depreciation and amortization	37,591	33,027
General and administrative	17,171	16,975

Total costs and expenses	1,225,812	1,178,705

Operating income	119,149	80,734

Other income (expense):
Earnings from equity investments	1,629	1,949
Interest and debt expense	(30,249)	(28,810)
Other income (expense)	101	(69)

Total other expense	(28,519)	(26,930)

Income before taxes	90,630	53,804
Income tax expense	(131)	(337)

Net income	90,499	53,467
Less: Net income attributable to noncontrolling interests	(1,158)	(1,508)

Net income attributable to Buckeye Partners, L.P.	$89,341	$51,959

Earnings per unit:
Basic	$0.87	$0.55

Diluted	$0.86	$0.54

Weighted average units outstanding:

Basic	103,247	95,229

Diluted	103,571	95,558

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenue:
Pipelines & Terminals	$194,200	$165,928
International Operations	170,850	50,235
Natural Gas Storage	13,883	10,211
Energy Services	961,819	1,030,426
Development & Logistics	11,912	12,465
Intersegment	(7,703)	(9,826)

Total revenue	$1,344,961	$1,259,439

Total costs and expenses: (1)
Pipelines & Terminals	$99,911	$96,364
International Operations	148,820	29,389
Natural Gas Storage	18,705	14,477
Energy Services	956,658	1,038,205
Development & Logistics	9,421	10,096
Intersegment	(7,703)	(9,826)

Total costs and expenses	$1,225,812	$1,178,705

Depreciation and amortization:
Pipelines & Terminals	$18,128	$15,785
International Operations	15,696	13,516
Natural Gas Storage	1,892	1,876
Energy Services	1,396	1,356
Development & Logistics	479	494

Total depreciation and amortization	$37,591	$33,027

Operating income (loss):
Pipelines & Terminals	$94,289	$69,564
International Operations	22,030	20,846
Natural Gas Storage	(4,822)	(4,266)
Energy Services	5,161	(7,779)
Development & Logistics	2,491	2,369

Total operating income	$119,149	$80,734

Adjusted EBITDA:
Pipelines & Terminals	$115,544	$88,232
International Operations	35,243	31,666
Natural Gas Storage	(1,827)	(1,268)
Energy Services	7,191	(6,172)
Development & Logistics	2,698	2,529

Adjusted EBITDA	$158,849	$114,987

Capital additions: (2)
Pipelines & Terminals	$43,013	$37,397
International Operations	23,545	34,993
Natural Gas Storage	9	1,526
Energy Services	73	284
Development & Logistics	546	113

Total capital additions	$67,186	$74,313

Summary of capital additions: (2)
Maintenance capital expenditures	$5,133	$13,110
Expansion and cost reduction	62,053	61,203

Total capital additions	$67,186	$74,313

Key Balance Sheet information:	March 31, 2013	December 31, 2012
Cash and cash equivalents	$4,564	$6,776
Long-term debt, total (3)	2,455,412	2,735,244

(1)	Includes depreciation and amortization.
(2)	Amounts exclude accruals for capital expenditures.
(3)	Includes long-term debt portion of Buckeye Partners L.P. Credit Facility of $385.0 million and $665.0 million as of March 31, 2013 and December 31, 2012, respectively.

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA—Continued

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Pipelines & Terminals (average bpd in thousands):
Pipelines:
Gasoline	681.0	662.7
Jet fuel	321.3	332.5
Middle distillates (1)	368.8	337.4
Other products (2)	29.3	23.0

Total pipelines throughput	1,400.4	1,355.6

Terminals:
Products throughput	953.9	877.2

Pipeline Average Tariff (cents/bbl)	78.9	79.4

Energy Services (in millions of gallons):
Sales volumes	312.0	344.8

(1)	Includes diesel fuel and heating oil.
(2)	Includes liquefied petroleum gas, intermediate petroleum products and crude oil.

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA

Non-GAAP Reconciliations

(In thousands, except coverage ratio)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Net income	$90,499	$53,467
Less: Net income attributable to noncontrolling interests	(1,158)	(1,508)

Net income attributable to Buckeye Partners, L.P.	89,341	51,959
Add: Interest and debt expense	30,249	28,810
Income tax expense	131	337
Depreciation and amortization	37,591	33,027
Non-cash deferred lease expense	942	975
Non-cash unit-based compensation expense	3,343	2,627
Less: Amortization of unfavorable storage contracts (1)	(2,748)	(2,748)

Adjusted EBITDA	$158,849	$114,987

Less: Interest and debt expense, excluding amortization of deferred financing costs and debt discounts	(29,382)	(27,917)
Income tax expense, excluding non-cash taxes	(131)	(337)
Maintenance capital expenditures	(5,133)	(13,110)

Distributable cash flow	$124,203	$73,623

Distributions for coverage ratio (2)	$102,681	$94,197

Coverage ratio	1.21	0.78

(1)	Represents the amortization of the negative fair values allocated to certain unfavorable storage contracts acquired in connection with the BORCO acquisition.
(2)	Represents cash distributions declared for limited partner units (“LP units”) outstanding as of each respective period. Amount for 2013 reflects estimated cash distributions for LP units for the quarter ended March 31, 2013. Distributions with respect to the 8,160,943 Class B Units expected to be outstanding on the record date for the quarter ended March 31, 2013 will be paid in additional Class B units rather than in cash.